Exhibit 99.1
Superior Industries
Reports First Quarter Results
     VAN NUYS, CALIFORNIA — May 4, 2006 — Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the first quarter of 2006 that were in line with management’s previous guidance.
     “Superior’s first quarter results reflected the economic pressures of the ‘big 3’ facing North American automotive industry suppliers today – reduced vehicle build schedules, lower capacity utilization, and weak global pricing. However, we do not believe that these results are indicative of what Superior can achieve in the future,” said President and Chief Executive Officer Steven Borick.
     “We are moving forward with the cost reduction and efficiency enhancement programs that are the keys to restoring our long-term growth and enhancing shareholder value. We have announced significant steps to reduce or eliminate high-cost capacity in the U.S. and expand our world-competitive operations in Mexico. We expect to begin manufacturing cast aluminum wheels at our third facility in Mexico this summer and hope to achieve full-volume production in 2007. We are winning new and replacement wheel business, and investing in automation and new manufacturing technologies that are widening the gap between Superior and our competitors in North America. Our plan is sound, and we have the financial, technical and management resources to implement it successfully,” Borick said.
First Quarter Results
     For the three months ended March 31, 2006, revenue decreased 9% to $183,525,000 from $202,144,000 for the first quarter of 2005. Unit wheel shipments decreased 13%.
     Gross margin declined to 2.3% of revenue for this year’s first quarter compared to 8.5% for the first quarter of 2005. Cost of sales for the first quarter of 2006 was impacted by low capacity utilization in all of our plants caused by the 13% reduction in unit shipments referred to above. Other factors impacting gross profit were changes in mix, preproduction costs of $1.4 million            related to our third facility in Mexico, approximately $1.0 million in accelerated depreciation expense related to the previously announced downsizing of the Company’s manufacturing operation in Van Nuys, California and higher utility costs.
     SG&A expenses increased by $500,000 related to new accounting rules that require non-cash stock-based compensation to be expensed for this year’s first quarter.
     The tax benefit in first quarter of 2006 included a tax provision of $300,000 or an effective tax rate of 36.2%, which was offset by a net reduction of tax reserves totaling $900,000, due to the expiration of a tax statute. The impact of this tax reserve reduction was an increase in earnings per diluted share of $0.03.

     Accordingly, income from continuing operations for the first quarter of 2006 declined to $1,436,000, or $0.05 per diluted share, compared to income from continuing operations of $10,973,000, or $0.41 per diluted share, for the first quarter of 2005.
     The net loss from the Company’s discontinued suspension components business was $326,000, or $0.01 per diluted share, compared to a net loss of $2,307,000, or $0.09 per diluted share, for the same period of 2005. The improvement in discontinued operations was due to a reduction of $1.1 million of depreciation expense related to assets written off at December 31, 2005 and to net reimbursable component development costs improving by $1.1 million in the current quarter.
     Net income for the first quarter of 2006 was $1,110,000, or $0.04 per diluted share. This compares to net income for the first quarter of 2005 of $9,891,000, or $0.37 per share, which included income for the cumulative effect of change in accounting principle of $1,225,000, or $0.05 per diluted share.
     At March 31, 2006, working capital was $238,900,000, including cash and short-term investments of $104,800,000. Superior has no debt. “With our strong and highly liquid balance sheet, we have the financial resources we need to achieve our objectives,” Borick said.
Conference Call
     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. The webcast replay will be available at this same internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s first quarter results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	2006	2005

Net Sales	$183,525	$202,144
Costs and Expenses
Cost of Sales	179,302	184,935
Selling and Administrative Expenses	5,395	5,058

Income (Loss) From Operations	(1,172)	12,151

Equity in Earnings of Joint Ventures	493	1,402
Interest Income, net	1,488	1,125
Other Income (Expense), net	9	(59)

Income from Continuing Operations Before Income Taxes	818	14,619
Income Tax Benefit (Provision)	618	(3,646)

Income from Continuing Operations	$1,436	$10,973

Discontinued Operations, net of taxes	(326)	(2,307)

Cumulative Effect of Change in Accounting Principle	—	1,225

Net Income	$1,110	$9,891

Basic Earnings (Loss) Per Share:
Net Income from Continuing Operations	$0.05	$0.41
Discontinued Operations	(0.01)	(0.09)
Cumulative Effect of Change in Accounting Principle	—	0.05

Net Income	$0.04	$0.37

Fully Diluted Earnings (Loss) Per Share:
Net Income from Continuing Operations	$0.05	$0.41
Discontinued Operations	(0.01)	(0.09)
Cumulative Effect of Change in Accounting Principle	—	0.05

Net Income	$0.04	$0.37

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share:
Basic	26,610,000	26,625,000
Diluted	26,613,000	26,642,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 31
	2006	2005
Current Assets	$371,059	$362,458
Property, Plant and Equipment, net	299,016	281,486
Investments and Other Assets	66,971	103,317

	$737,046	$747,261

Current Liabilities	$132,171	$85,838
Long-Term Liabilities	31,239	52,718
Shareholders’ Equity	573,636	608,705

	$737,046	$747,261